EXHIBIT 99.1

Fifth Street Finance Corp. Releases Its June 2014 Newsletter: Using the Platform to Drive Transactions

WHITE PLAINS, NY, June 19, 2014 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (NASDAQ:FSC) ("FSC") released its June 2014 newsletter today.

Origination Platform Driving Deal Flow

FSC continues to benefit from the power of the Fifth Street platform, one of only a handful of leading middle market sponsor finance origination platforms. The platform allows us to source "proprietary" transactions where sponsors desire certainty of close and/or specific pricing. In these instances, a sponsor may only want to work with existing lenders or with a select group of lenders. In other situations, we work with multiple sponsors who are competing for the same asset, which increases the likelihood of FSC closing a transaction. The trust that private equity firms have in Fifth Street to execute on transactions is a testament to our flexibility, reputation and integrity.

Managing Liquidity and Positioning for Growth

During the March quarter, we operated our business with strong average leverage and ended the quarter with a debt-to-equity ratio slightly over 0.8x. We are still comfortable operating within a higher than normal leverage range based on our visibility into anticipated repayments of several larger loans, one of which has already occurred in the June quarter. We carefully manage anticipated repayments and work directly with sponsors on their plans for new fundings.

We and our partner continue to actively ramp assets into Senior Loan Fund JV 1 ("SLF JV 1"). Once SLF JV 1 is fully funded, it should be accretive to earnings and generate a higher return on equity than FSC's current portfolio due to additional leverage and management fees being charged on net assets, not gross assets. We look forward to providing future updates on our progress funding the joint venture, and are optimistic that SLF JV 1 should be fully funded by the end of the September quarter.

In addition to SLF JV 1, we are in active discussions with several other third parties about additional SLF partnerships.  We have plenty of capacity to grow SLV JV 1 and other similar joint ventures.  The ability to attract experienced institutional investors as partners is a further vote of confidence in Fifth Street's origination platform, underwriting and portfolio management expertise.

February Bond Issuance Reflects Positive Fundamentals

In February, we issued $250 million of 5-year unsecured institutional term notes with a coupon of 4.875%. The notes have traded higher since the issuance and are now priced above par at 104, with an implied yield-to-maturity close to 4%. We are pleased with the performance of our inaugural institutional bond issuance and believe it provides an attractive benchmark for future issuances.

The multiple steps taken to diversify our liability structure and improve the quality of our assets were also recently recognized by Standard & Poor's Ratings Services, when they revised our investment grade unsecured debt rating outlook to "Positive."

Share Buyback in Place

Our Board of Directors previously authorized a $100 million stock repurchase program. We executed a portion of the repurchase program on December 13, 2013 at an average price per share of approximately $8.98. We maintain the flexibility to continue to use capacity under our stock repurchase program if shares trade at a meaningful discount to net asset value per share.

Board Plans to Declare Dividends in July

Our Board of Directors previously declared monthly dividends of 8.33 cents per share through August of 2014. The Board understands the importance of providing shareholders with visibility on the dividend, and plans on declaring additional monthly dividends at its upcoming Board meeting in July.

Sincerely,

The Fifth Street Team

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a leading specialty finance company that provides custom-tailored financing solutions to small and mid-sized companies, primarily in connection with investments by private equity sponsors.  The company originates and invests in one-stop financings, first lien, second lien, mezzanine debt and equity co-investments.  The company's investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments.  The company has elected to be regulated as a business development company and is externally managed by Fifth Street Management LLC.  Named 2013 "Lender Firm of the Year" by The M&A Advisor, Fifth Street Management is an SEC-registered investment adviser and leading alternative asset manager with over $4 billion in assets under management.  With a track record of more than 15 years, Fifth Street's nationally recognized platform has the ability to hold loans up to $150 million, commit up to $250 million and structure and syndicate transactions up to $500 million.  FSC's website can be found at fsc.fifthstreetfinance.com.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of the company. Words such as "believes," "expects," "estimates," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in the company's filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Investor Contact:
         Dean Choksi, Executive Director of Finance
         & Head of Investor Relations
         (914) 286-6855
         dchoksi@fifthstreetfinance.com

         Media Contact:
         Nick Rust
         Prosek Partners
         (212) 279-3115 ext. 252
         pro-fifthstreet@prosek.com